SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders

A special meeting of Credit Suisse Strategic Small Cap Fund, Inc.'s (the "Fund") shareholders was held on April 11, 2003 to elect eight directors to the Board of Directors of the Fund. The results of the votes tabulated at the special meeting are reported below.


Richard H.  Francis
For:  103,529 shares
Withheld:   0 shares

Jack W. Fritz
For:  103,529 shares
Withheld:   0 shares

Joesph D. Gallagher
For:  103,529 shares
Withheld:   0 shares

Jeffrey E. Garten
For:  103,529 shares
Withheld:   0 shares

Peter F. Krogh
For:  103,529 shares
Withheld:   0 shares

James S. Pasman, Jr.
For:  103,529 shares
Withheld:   0 shares

Steven N. Rappaport
For:  103,529 shares
Withheld:   0 shares

William W. Priest
For:  103,529 shares
Withheld:   0 shares